Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Carmike Cinemas, Inc. on Form S-4 to be filed on or about June 19, 2014 of our report dated September 18, 2013, on our audits of the consolidated financial statements of Digital Cinema Destinations Corp. as of June 30, 2013 and 2012 and for each of the years in the two-year period ended June 30, 2013. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 18, 2014